Exhibit 99.2


July 30, 1999                                     CONTACT:  Randy Wheeless
                                                  Phone:    704/382-8379
                                                  24-Hour:  704/382-8333

                                                            Jennifer Pierce
                                                  Phone:    713/627-5719


                          DUKE ENERGY WINS AUCTION FOR
                       CENTRAL AMERICAN GENERATION ASSETS


HOUSTON -- Duke Energy International (DEI), a subsidiary of Duke Energy, announced it was the successful bidder in today's privatization of El Salvadorian generating companies Generadora Acajutla S.A. de C.V. (Acajutla) and Generadora Salvadorena, S.A. de C.V., presently part of the government-owned utility Comision Ejecutiva Hidroelectrica del Rio Lempa (CEL). DEI's bid for controlling interest in 275 megawatts of thermal power generation was $125 million. DEI will assume operational control upon financial closing.

DEI also announced a $75 million modernization of Generadora Acajutla which will add approximately 155 megawatts of combined-cycle electric generation. The company plans to begin construction of the facility in early September with completion scheduled for late 2001.

"El Salvador's leadership in Central America's electric system integration and market reforms make it an attractive place to invest," said DEI President and CEO Bruce Williamson. "The
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acquisition of these generating assets provide DEI an early entry into El
Salvador's deregulating electricity market. Given their existing grid connection to Guatemala and Honduras in 2001, they provide a solid platform for growth through generation, asset development and trading and marketing across Central America."

El Salvador is the second largest economy in Central America and is one of the most stable political and macroeconomic countries in Latin America. Privatization of state-owned assets began in 1995 and to date has included telecommunications, electric distribution and the pension system. Generadora Acajutla and Generadora Salvadorena are the first privatizations of government-owned generating companies.

Once the El Salvador purchase is finalized, DEI's diverse portfolio of Latin American assets will include operations and ownership in approximately 4, 700 megawatts of power generation, 125 miles of natural gas pipeline and 245 miles of electric transmission located throughout Argentina, Brazil, El Salvador, Chile, Ecuador and Peru.

Duke Energy International, a subsidiary of Duke Energy, is a leading owner, operator and developer of integrated energy projects in Asia Pacific and Latin America. DEI's diverse investment and asset portfolio spans the entire energy value chain from exploration, production, gathering, processing and transportation of natural gas to generation, electric transmission and energy trading and marketing.

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Duke Energy (NYSE:DUK) is a global energy company with more than $26 billion in assets. Headquartered in Charlotte, N.C., the company reaches into more than 50 countries, producing energy, transporting energy, marketing energy and providing energy services. In the United States, Duke Energy companies provide electric service to approximately two million customers in North Carolina and South Carolina; operate interstate pipelines that deliver natural gas to various regions of the country; and are leading marketers of electricity, natural gas and natural gas liquids. Additional information about the company is available on the Internet at:

www.duke-energy.com
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